Exhibit 99.1

NEWS RELEASE
For more information, contact:

Paul D. Borja
Executive Vice President / CFO
(248) 312-2000

FOR IMMEDIATE RELEASE
FLAGSTAR BANCORP ONE-FOR-TEN REVERSE STOCK SPLIT EFFECTIVE TODAY
TROY, Mich. (May 27, 2010) – Effective at 4:15 p.m. EDT today, shares of common stock of Flagstar Bancorp, Inc. (NYSE:FBC), the holding company for Flagstar Bank FSB, will be subject to a reverse split on a one-for-ten basis. The board of directors of Flagstar authorized the reverse stock split at a meeting immediately following Flagstar’s annual meeting today at which the reverse stock split was approved by stockholders. Flagstar shares are expected to trade on a post-split basis when the markets open tomorrow on Friday, May 28, 2010, will continue to trade on the New York Stock Exchange under the symbol FBC, and have been assigned a new CUSIP number – 337930 507.
Flagstar stockholders will receive one new share of Flagstar common stock for every ten shares held at the effective time. The reverse stock split will reduce the number of shares of outstanding common stock from approximately 1.53 billion to approximately 153 million. The number of authorized shares of common stock will be reduced from 3 billion to 300 million. Proportional adjustments will be made to Flagstar’s outstanding options, warrants and other securities entitling their holders to purchase or receive shares of Flagstar common stock. In lieu of fractional shares, stockholders will receive cash. Cash payments for fractional shares will be determined on the basis of the stock’s closing price on May 26, 2010, adjusted for the reverse stock split. The reverse stock split will not negatively affect any of the rights that accrue to holders of Flagstar outstanding options, warrants and other securities entitling their holders to purchase or receive shares of common stock.
Stockholders with certificated shares are required to exchange their stock certificates for new stock certificates representing the appropriate number of shares of common stock resulting from the reverse stock split. Flagstar’s transfer agent, Registrar and Transfer Company, is the exchange agent for the reverse stock split and will distribute a letter of transmittal to shareholders with instructions for surrendering old stock certificates.
Flagstar Bancorp, Inc., with $14.3 billion in total assets, is the largest publicly held savings bank headquartered in the Midwest. At March 31, 2010, Flagstar operated 162 banking centers in Michigan, Indiana and Georgia and 23 home loan centers in 14 states. Flagstar Bank originates loans nationwide and is one of the leading originators of residential mortgage loans. For more information, please visit http://www.flagstar.com.
Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. In addition, reference is also made to other risks and uncertainties detailed in reports filed by Flagstar with the SEC. Flagstar cautions that the foregoing risks and uncertainties are not exclusive.